CORECOMM LIMITED

  Exhibit 12.1

                                           FOR THE PERIOD       FOR THE PERIOD
                                         FROM APRIL 1, 1998   FROM APRIL 1, 1998          THE PREDECESSOR OCOM
                                          (DATE OPERATIONS     (DATE OPERATIONS    ----------------------------------
                                           COMMENCED) TO        COMMENCED) TO         FOR THE PERIOD      DECEMBER 31
                         SEPTEMBER 30      SEPTEMBER 30,         DECEMBER 31,      FROM JANUARY 1, 1998   -----------
                             1999               1998                 1998            TO MAY 31, 1998         1997
                         -------------   ------------------   ------------------   --------------------   -----------
Fixed charges:
Interest...............  $  1,569,000       $      1,000         $     21,000          $         0        $         0
  Amortization of debt
    expense............             0                                       0                                       0
  Interest portion of
    rental expense.....       326,000            236,000              354,000               98,000            131,000
                         ------------       ------------         ------------          -----------        -----------
                         $  1,895,000       $    237,000         $    375,000          $    98,000        $   131,000
Earnings:
  Income (loss) from
    operations.........  $(61,487,000)      $(10,007,000)        $(15,815,000)         $(2,782,000)       $(4,379,000)
  Fixed charges per
    above..............     1,895,000            237,000              375,000               98,000            131,000
    Less: Capitalized
      interest.........             0                  0                    0                    0                  0
                         ------------       ------------         ------------          -----------        -----------
                         $(59,592,000)      $ (9,770,000)        $(15,440,000)         $(2,684,000)       $(4,248,000)
                         ============       ============         ============          ===========        ===========
Ratio of Earnings to
  Fixed Charges(1).....            --                 --                   --                   --                 --


                           THE PREDECESSOR OCOM
                         -------------------------
                              DECEMBER 31
                         -------------------------
                            1996          1995
                         -----------   -----------
Fixed charges:
Interest...............  $         0   $         0
  Amortization of debt
    expense............            0             0
  Interest portion of
    rental expense.....       60,000        60,000
                         -----------   -----------
                         $    60,000   $    60,000
Earnings:
  Income (loss) from
    operations.........  $(1,097,000)  $(4,154,000)
  Fixed charges per
    above..............       60,000        60,000
    Less: Capitalized
      interest.........            0             0
                         -----------   -----------
                         $(1,037,000)  $(4,094,000)
                         ===========   ===========
Ratio of Earnings to
  Fixed Charges(1).....           --            --

---------------
The ratio of earnings to fixed charges is not meaningful for the periods that result in a deficit.

(1) For the nine months ended September 30, 1999 and for the period from April 1, 1998 to September 30, 1998, and for the period from April 1, 1998 to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998, and the years ended December 31, 1997, 1996, 1995 and 1994, the deficit of earnings to fixed charges was $61,487,000, $10,007,000, $15,815,000,
    $2,782,000, $4,379,000, $1,097,000 $4,154,000 and $1,048,000.